Exhibit 99.1

Terns Announces Appointment of Radhika Tripuraneni, M.D., M.P.H. to Board of Directors

FOSTER CITY, Calif., July 27, 2022 (GLOBE NEWSWIRE) – Terns Pharmaceuticals, Inc. (“Terns” or the “Company”) (Nasdaq: TERN), a clinical-stage biopharmaceutical company developing a portfolio of small-molecule product candidates to address serious diseases such as non-alcoholic steatohepatitis (NASH), obesity and cancer, today announced the appointment of Radhika Tripuraneni, M.D., M.P.H. to the Company’s Board of Directors. Dr. Tripuraneni serves as the Chief Development Officer of Prothena Corporation plc and brings to the Terns Board of Directors more than 15 years of experience in drug development.

“Terns’ approach of discovering and developing next-generation small molecules for clinically de-risked targets in indications with significant unmet need is an exciting strategy,” said Dr. Tripuraneni. “I am thrilled to join this accomplished team and look forward to working with the board and the management team to advance three clinically validated mechanisms in three indications with large, unmet needs towards three important clinical readouts across NASH, oncology and obesity.”

“Dr. Tripuraneni has a breadth of scientific, medical and drug development expertise and I am pleased to have her join our board of directors where she will provide valuable support to our mission,” said Sen Sundaram, Chief Executive Officer of Terns. “Her strategic and operational experience in bringing important treatments to patients positions her well to guide Terns towards generating meaningful clinical data across several indications in the coming years.”

Dr. Tripuraneni has served as Prothena’s Chief Development Officer since 2018 and is a seasoned biotech executive. Prior to joining Prothena, Dr. Tripuraneni was Vice President, Medical Affairs and Chief of Staff to the Chief Medical Officer of MyoKardia Inc. She was Vice President, Medical Affairs at Synageva BioPharma Corp. and then Alexion Pharmaceuticals Inc., which acquired Synageva. Earlier in her career, Dr. Tripuraneni held various medical director and business development positions at Gilead Sciences, Inc. and Genzyme Corporation, and worked at Summer Street Research Partners, a healthcare equity research firm.

Dr. Tripuraneni earned her Bachelor’s degrees in business administration and liberal arts and her M.D. from the University of Missouri, and her Master’s in Public Health from Harvard University. She did her clinical training in general surgery at Harvard - Beth Israel Deaconess Medical Center.

About Terns Pharmaceuticals

Terns Pharmaceuticals, Inc. is a clinical-stage biopharmaceutical company developing a portfolio of small-molecule product candidates to address serious diseases such as NASH, obesity and cancer. Terns’ pipeline includes four clinical stage development programs including a THR-β agonist, an allosteric BCR-ABL inhibitor, an FXR agonist, a VAP-1 inhibitor, and a preclinical small-molecule GLP-1 receptor agonist program. For more information, please visit: www.ternspharma.com.

Cautionary Note Regarding Forward-Looking Statements

This press release contains forward-looking statements about Terns Pharmaceuticals, Inc. (the “Company,” “we,” “us,” or “our”) within the meaning of the federal securities laws, including those related to the Company’s expectations of timing and potential results of the Company’s clinical trials and other development activities; the potential indications to be targeted by the Company with its single-agent and combination therapy candidates; the therapeutic potential of the Company’s single-agent and combination therapy candidates; the potential for the mechanisms of action of the Company’s product candidates to be therapeutic targets for their targeted indications; the potential utility and progress of the Company’s product candidates in their targeted indications, including the clinical utility of the data from and the endpoints used in the Company’s clinical trials; the Company’s clinical development plans and activities; the Company’s expectations regarding the profile of its product candidates, including tolerability, safety, metabolic stability and pharmacokinetic profile and potential differentiation as compared to other products or product candidates; and the Company’s plans for and ability to continue to execute on its current clinical strategy. All statements other than statements of historical facts contained in this press release, including statements regarding the Company’s strategy, future financial condition, future operations, future trial results, projected costs, prospects, plans, objectives of management and expected market growth, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “aim,” “anticipate,” “assume,” “believe,” “contemplate,” “continue,” “could,” “design,” “due,” “estimate,” “expect,” “goal,” “intend,” “may,” “objective,” “plan,” “positioned,” “potential,” “predict,” “seek,” “should,” “target,” “will,” “would” and other similar expressions that are predictions of or indicate future events and future trends, or the negative of these terms or other comparable terminology. The Company has based these forward-looking statements largely on its current expectations, estimates, forecasts and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. In light of the significant uncertainties in these forward-looking statements, you should not rely upon forward-looking statements as predictions of future events. These statements are subject to risks and uncertainties that could cause the actual results and the implementation of the Company’s plans to vary materially, including the risks associated with the initiation, cost, timing, progress, results and utility of the Company’s current and future research and development activities and preclinical studies and clinical trials. In particular, the impact of the COVID-19 pandemic on the Company’s ability to progress with its research, development, manufacturing and regulatory efforts, including the Company’s clinical trials for its product candidates, will depend on future developments that are highly uncertain and cannot be predicted with confidence at this time, such as the ultimate duration of the pandemic, travel restrictions, quarantines, social distancing and business closure requirements in the United States and in other countries, and the effectiveness of actions taken globally to contain and treat the disease. These risks are not exhaustive. For a detailed discussion of the risk factors that could affect the Company’s actual results, please refer to the risk factors identified in the Company’s SEC reports, including but not limited to its Annual Report on Form 10-K for the year ended December 31, 2021 and its Quarterly Report on Form 10-Q for the period ended March 31, 2022. Except as required by law, the Company undertakes no obligation to update publicly any forward-looking statements for any reason.

Contacts for Terns

Investors

Justin Ng

investors@ternspharma.com

Media

Jenna Urban

Berry & Company Public Relations

media@ternspharma.com